EXHIBIT 11
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            COUSINS PROPERTIES INCORPORATED AND CONSOLIDATED ENTITIES
                    COMPUTATION OF WEIGHTED AVERAGE NUMBER OF
                     SHARES OF COMMON STOCK USED TO COMPUTE
                   PRIMARY AND FULLY DILUTED INCOME PER SHARE
                   FOR THE FIVE YEARS ENDED DECEMBER 31, 1994


                                               1990         1991         1992         1993         1994
                                            ----------   ----------   ----------   ----------   ---------

Shares outstanding at beginning of year     17,336,364   17,337,364   17,341,364   21,716,911   27,830,631
Weighted average number of shares
 issued during the year                            921        3,235      910,631    1,064,574       14,151
Weighted average number of share
 acquired during the year                            -         (195)      (2,689)           -         (441)
Dilutive effect of outstanding options and
 warrants (as determined by the application
 of the Treasury Stock Method)                       -            -            -            -            -
                                            --------------------------------------------------------------
Weighted average number of shares
 outstanding, as adjusted                   17,337,285   17,340,404   18,249,306   22,781,485   27,844,341
                                            ==============================================================
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
Income from operations before gain on sale
 of investment properties (000's)              $12,802      $ 9,108      $ 9,069      $10,038      $20,539
Gain on sale of investment properties, net of
 applicable income tax provision (000's)         5,006            -        6,644        1,927        6,356
                                               -----------------------------------------------------------
Net income (000's)                             $17,808      $ 9,108      $15,713      $11,965      $26,895
                                               ===========================================================

Income per share:
 From operations before gain on
  sale of investment properties                $   .74      $   .53      $   .50      $   .44      $   .74
 From gain on sale of investment properties,
  net of applicable income tax provision           .29            -          .36          .09          .23
                                               -----------------------------------------------------------
 Net income per share                          $  1.03      $   .53      $   .86      $   .53      $   .97
                                               ===========================================================
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